UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2013
Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)

50 Old Webster Road
Oxford, Massachusetts 01540
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (508) 373-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Certain directors and officers of IPG Photonics Corporation (the “Company”) adopt from time to time pre-arranged trading plans (each, a “Plan”) designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company's policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a plan or contract for pre-arranged sales of Company securities under specified conditions and at specified times. Using these Plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess inside information.

Timothy P.V. Mammen, Chief Financial Officer of the Company modified a Plan he adopted on August 8, 2012 concerning 26,667 shares. The modified Plan provides for the sale of up to a total of 43,515 shares over a period ending March 2014, unless terminated sooner in certain circumstances. Of these shares, 38,515 shares will be acquired through the exercise of stock options. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Company does not undertake to report Plans that may be adopted by any directors or officers of the Company in the future, or to report any modification or termination of any Plan, except to the extent required by law.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION
June 19, 2013	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel and
Secretary